Exhibit 5.1

Noble Corporation plc

10 Brook Street

London, England

W1S 1BG

10 May 2019

Dear Sirs:

Legal opinion regarding ordinary shares of Noble Corporation plc in connection with the Registration Statement on Form S-8 relating to the Noble Corporation 2017 Omnibus Incentive Plan (the “Registration Statement”) to be filed with the United States Securities and Exchange Commission (“SEC”)

Introduction

1.

We are acting as advisers as to English law to Noble Corporation plc, a public limited company incorporated under the laws of England and Wales (the “Company”). We understand that the Company intends to file, on or around the date hereof, the Registration Statement with the SEC for the purpose of registering under the Securities Act of 1933, as amended (the “Securities Act”), an additional 900,000 ordinary shares with a nominal value of US$0.01 each in the capital of the Company (the “Shares”), which may be offered and issued under the Noble Corporation 2017 Omnibus Incentive Plan (the “Plan”). We have been asked to provide an opinion on certain matters, as set out below, in connection with the filing of the Registration Statement.

Documents reviewed

2.	We have examined the documents listed in Schedule 3 to this opinion. Terms defined in the Schedules have the same meaning where used in this opinion.

Nature of opinion and observations

3.

This opinion is confined to matters of English law (including case law) as at the date of this opinion. We express no opinion with regard to any system of law other than the laws of England as currently applied by the English courts and, in particular, we express no opinion on European Community law as it affects any jurisdiction other than England and Wales. In particular:

(a)

by giving this opinion, we do not assume any obligation to notify you of future changes in law which may affect the opinions expressed in this opinion, or otherwise to update this opinion in any respect;

(b)

to the extent that the laws of any other jurisdiction may be relevant, our opinion is subject to the effect of such laws. We express no views in this opinion on the validity of the matters set out in any opinion given in relation to such laws;

Travers Smith LLP is a limited liability partnership registered in England and Wales under number OC 336962 and is authorised and regulated by the Solicitors Regulation Authority (SRA number 489478). A list of the members of Travers Smith LLP is open to inspection at our registered office and principal place of business: 10 Snow Hill London EC1A 2AL

10 May 2019

(c)

we have not been responsible for verifying whether statements of fact (including foreign law), opinion or intention in any documents referred to in this opinion or in any related documents are accurate, complete or reasonable; and

(d)

the term non-assessable has no recognised meaning in English law but for the purposes herein the term means that, under the Companies Act 2006 (as amended), the Articles and any resolution passed in accordance with the articles of association of the Company approving the issuance of the Shares, no holder of such Shares is liable, solely because of such holder’s status as a holder of such Shares, for additional payments or calls on the relevant Shares to or by the Company or its creditors.

Opinion

4.

On the basis stated in paragraph 3, and subject to the assumptions in Schedule 1 and the qualifications in Schedule 2, we are of the opinion that the Shares will (when allotted) be validly issued, fully paid and non-assessable once all of: (i) the Registration Statement, as finally amended, shall have become effective under the Securities Act and (ii) valid entries in the books and registers of the Company have been made.

Consent to filing

5.

We hereby consent to the filing of this letter as an exhibit to the Registration Statement and to all references to our firm included in or made a part of the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act, or the rules or regulations promulgated thereunder.

Yours faithfully

/s/ Travers Smith LLP

Travers Smith LLP

10 May 2019

SCHEDULE 1

ASSUMPTIONS

In considering the documents listed in Schedule 3 and in rendering this opinion, we have (with your consent and without any further enquiry) assumed:

(a)	Authenticity: the genuineness of all signatures, stamps and seals on, and the authenticity, accuracy and completeness of, all documents submitted to us whether as originals or copies;

(b)

Copies and Excerpts: the conformity to originals of all documents supplied to us as photocopies, portable document format (PDF) copies, facsimile copies or e-mail versions and the correctness and completeness of excerpts supplied to us from original documents;

(c)	Officer’s Certificate: that each of the statements contained in a certificate of an Officer of the Company dated 10 May 2019 (the “Certificate”) is true and correct as at the date of this opinion;

(d)

Company Search: that the information revealed by our search (carried out by us or by Perfect Information Ltd. on our behalf at approximately 11:00 a.m. on 10 May 2019) of the public documents of the Company kept at Companies House in Cardiff (the “Company Search”) (i) was accurate in all respects and has not since the time of such searches been altered, and (ii) was complete and included all relevant information which had been properly submitted to the Registrar of Companies;

(e)

Winding-up Enquiry: that the information revealed by our oral enquiry at approximately 11:00 a.m. on 10 May 2019 of the Central Registry of Winding-up Petitions (the “Winding-up Enquiry”) was accurate in all respects and has not since the time of such enquiry been altered;

(f)

Filings under Other Laws: that all consents, licences, approvals, notices, filings, recordations, publications and registrations which are necessary under any applicable laws (other than, in the case of the Company, English Law) in order to permit the performance of the Plan respectively, have been made or obtained, or will be made or obtained within the period permitted or required by such laws or regulations;

(g)

Compliance with Agreements: that the holders of awards granted under the terms of the Plan shall comply with the procedures set out in the Rules (as defined below) or, any other applicable procedures in order to acquire the Shares, in particular the due execution of any notices or consents; that the Shares will be duly allotted by the board of directors of the Company; and the Company complies with the Plan Documentation at all times in effecting the issue of the Shares and has adopted the prescribed procedures therein to ensure that the Shares are paid up at least as to nominal value and (in the case of stock options) as to the amount of any additional exercise price;

(h)

Superseding Agreement: that there is no other agreement, instrument or other arrangement, relationship or course of dealing between any of the parties which modifies or supersedes the Plan and that the Plan Documentation which may be adopted prior to the issue of the Shares is not inconsistent with paragraph (g); and

(i)

Validity under Other Laws: that the Plan Documentation constitutes legal, valid, binding and enforceable obligations of each of the parties thereto under all applicable laws (other than, in the case of the Company, English Law) and that insofar as the laws or regulations of any jurisdiction other than England and Wales may be relevant to (i) the obligations or rights of any of the parties in relation to the Plan Documentation or (ii) any of the transactions contemplated in connection with the Plan Documentation, such laws and regulations do not prohibit, and are not inconsistent with, the entering into and performance of any of such obligations, rights or transactions;

(j)

Template Documentation: that the pro forma Award Agreement referred to in the Certificate are fair and accurate representations of the terms and conditions under which all awards have been granted under the Plan; and

10 May 2019

(k)

Future Awards: that to the extent that the Compensation Committee of the Company (or any member thereof) makes further awards for which it does not already have authority to allot Shares, the board of directors of the Company (or a committee thereof) will duly authorise the allotment of such further Shares as may be required for the purposes of the Plan and that such allotment shall be within the limit of the Shareholder Resolutions (as defined in Schedule 3) (to the extent required).

10 May 2019

SCHEDULE 2

QUALIFICATIONS

Our opinion is subject to the following qualifications:

(a)	Company Search: the Company Search is not capable of revealing conclusively whether or not:

(i)	a winding-up order has been made or a resolution passed for the winding up of a company; or

(ii)	an administration order has been made; or

(iii)	a receiver, administrative receiver, administrator or liquidator has been appointed; or

(iv)	a court order has been made under the Cross Border Insolvency Regulations 2006,

since notice of these matters may not be filed with the Registrar of Companies immediately and, when filed, may not be entered on the public microfiche of the relevant company immediately.

In addition, the Company Search is not capable of revealing, prior to the making of the relevant order or the appointment of an administrator otherwise taking effect, whether or not a winding-up petition or an application for an administration order has been presented or notice of intention to appoint an administrator under paragraphs 14 or 22 of Schedule B1 to the Insolvency Act 1986 has been filed with the court;

(b)

Winding-up Enquiry: the Winding-up Enquiry relates only to the presentation of (i) a petition for the making of a winding-up order or the making of a winding-up order by the Court, (ii) an application to the High Court of Justice in London for the making of an administration order and the making by such court of an administration order, and (iii) a notice of intention to appoint an administrator or a notice of appointment of an administrator filed at the High Court of Justice in London. It is not capable of revealing conclusively whether or not such a winding-up petition, application for an administration order, notice of intention or notice of appointment has been presented or winding-up or administration order granted, because:

(i)	details of a winding-up petition or application for an administration order may not have been entered on the records of the Central Registry of Winding-up Petitions immediately;

(ii)

in the case of an application for the making of an administration order and the presentation of a notice of intention to appoint or notice of appointment, if such application is made to, order made by or notice filed with, a Court other than the High Court of Justice in London, no record of such application, order or notice will be kept by the Central Registry of Winding-up Petitions;

(iii)	a winding-up order or administration order may be made before the relevant petition or application has been entered on the records of the Central Registry immediately;

(iv)

details of a notice of intention to appoint an administrator or a notice of appointment of an administrator under paragraphs 14 and 22 of Schedule B1 of the Insolvency Act 1986 may not be entered on the records immediately (or, in the case of a notice of intention to appoint, at all); and

(v)	with regard to winding-up petitions, the Central Registry of Winding-up Petitions may not have records of winding-up petitions issued prior to 1994.

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SCHEDULE 3

(a)	a copy of the draft Registration Statement;

(b)	a certificate from an Officer of the Company dated 10 May 2019;

(c)	a copy of the “Plan Documentation”, as annexed to the Certificate, namely:

(i)	the rules of the Noble Corporation 2017 Omnibus Incentive Plan (the “Rules”); and

(ii)	a pro forma Restricted Stock Award Agreement (the “Award Agreement”);

(d)	extracts of the shareholder resolutions numbered 16, 17 and 18 passed at the annual general meeting of the Company held on 26 April 2019 (the “Shareholder Resolutions”), as annexed to the Certificate;

(e)	excerpts, as annexed to the Certificate, from minutes and consents of:

(i)	meeting of the board of directors of the Company held on 1 February 2019; and

(ii)	meeting of the Compensation Committee of the board of directors of the Company held on 31 January; and

(iii)	consents of the Compensation Committee of the board of directors of the Company dated as of 7 March 2019 and 12 April 2019;

(f)	a copy of written resolutions of the Compensation Committee of the board of directors of the Company dated 8 March 2017 and 14 March 2017, approving the Plan, as annexed to the Certificate;

(g)	a statement, as of 10 May 2019, confirming the number of shares in the Company over which rights have been awarded pursuant to the Shareholder Resolutions, as annexed to the Certificate; and

(h)	the articles of association of the Company adopted by way of special resolution on 10 June 2014, as annexed to the Certificate.